LETTER AGREEMENT

This LETTER AGREEMENT (this “Agreement”) is dated as of November 10, 2006, by and among HERBALIFE LTD., a Cayman Islands exempted limited liability company (the “Company”), and CCG INVESTMENTS (BVI), L.P., a British Virgin Islands limited partnership, CCG ASSOCIATES-QP, LLC, a Delaware limited liability company, CCG ASSOCIATES-AI, LLC, a Delaware limited liability company, CCG INVESTMENT FUND-AI, LP, a Delaware limited partnership, CCG AV, LLC — SERIES C, a Delaware limited liability company, CCG AV, LLC — SERIES E, a Delaware limited liability company and CCG CI, LLC, a Delaware limited liability company (collectively, the “Golden Gate Fund”). Reference is made to that certain Registration Rights Agreement, dated as of July 31, 2002, among the Company, Whitney V, L.P., a Delaware limited partnership, and Whitney Strategic Partners V, L.P., a Delaware limited partnership (together, “Whitney V”), Golden Gate Fund, and the other persons and entities party thereto (the “Original Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Original Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1. Information Rights. If at any time the Golden Gate Fund exercises its registration rights under Section 2 or Section 3 of the Original Agreement and the Company delays, defers or avoids such registration rights pursuant to the first proviso of Section 2(a) of the Original Agreement, the second sentence of Section 3(b) of the Original Agreement or otherwise, then the Company will provide the Golden Gate Fund with all reasonably requested informational access (including access to the Company’s senior management team, including the CEO and CFO) to assist the Golden Gate Fund in understanding the reasons for such delay, deferral or avoidance of the Golden Gate Fund’s registration rights (all with the intent that the Golden Gate Fund be provided informational access equivalent to that which would have been provided to the Golden Gate Fund if it had a representative on the Company’s board of directors). The aforementioned information rights will be subject to the condition that the Golden Gate Fund enter into a non-disclosure agreement with the Company, which will provide that the Golden Gate Fund and its representatives (x) shall keep all confidential and proprietary information provided to them by the Company or its representatives pursuant to this Agreement (the “Provided Information”) strictly confidential (subject to a customary exception for any disclosure required by applicable law) and (y) shall not use the Provided Information for any purpose unrelated to the Golden Gate Fund’s liquidity planning with respect to its ownership stake in the Company.

Section 2. Miscellaneous. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended except in writing by the agreement of parties hereto. The terms and conditions of the Original Agreement shall remain in full force and effect in accordance with the terms thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

HERBALIFE LTD.

By:	/s/ Brett R. Chapman

Name: Brett R. Chapman Title: General Counsel

CCG INVESTMENTS (BVI), L.P.

CCG ASSOCIATES — QP, LLC
CCG ASSOCIATES — AI, LLC
CCG INVESTMENT FUND — AI, LP
CCG AV, LLC — SERIES C
CCG AV, LLC — SERIES E
CCG CI, LLC

By: Its:	Golden Gate Capital Management, L.L.C. Authorized Representative
By:	/s/ Jesse T. Rogers

Its:	Jesse T. Rogers Managing Director